Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street   ◆ P.O. Box 300   ◆   Elma, New York 14059-0300   ◆   716-655-5990   ◆   FAX 716-655-6012

February 22, 2010

SERVOTRONICS, INC. (NYSE Amex– SVT)
DECLARES CASH DIVIDEND OF $0.15 PER SHARE

Servotronics, Inc. (NYSE Amex – SVT), today announced that its Board of Directors declared a $0.15 per share cash dividend.  The dividend will be paid on March 31, 2010 to shareholders of record on March 10, 2010. This dividend does not represent that the Company will pay dividends on a regular or scheduled basis.

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company’s business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, and market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.